Exhibit 99.2

PART I. FINANCIAL INFORMATION

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CONDITION

(Dollars and shares in thousands)	March 31, 2005	December 31, 2004
ASSETS
Cash and Due from Banks	$56,773	$39,320
Federal Funds Sold	41,741	6,000

Total Cash and Cash Equivalents	98,514	45,320

Interest Bearing Deposits	0	414
Securities Available for Sale	138,134	144,094

Loans, Net of Unearned Income	891,878	862,207
Allowance for Loan Losses	(10,573)	(9,608)

Loans, Net	881,305	852,599

Premises and Equipment, Net	38,513	37,306
Accrued Income Receivable	5,329	5,422
Goodwill	41,952	41,952
Other Intangible Assets	4,371	4,558
Cash Surrender Value of Life Insurance	4,779	4,721
Other Assets	2,335	2,365
Assets Related to Discontinued Operations	55,057	52,471

Total Assets	$1,270,289	$1,191,222

LIABILITIES
Non-interest Bearing Demand Deposits	$227,633	$178,233
Interest Bearing Demand Deposits	251,209	239,127
Savings Deposits	123,195	125,840
Large Denomination Time Deposits (of $100 or more)	213,722	210,888
Other Time Deposits	191,489	185,870

Total Deposits	1,007,248	939,958
Short-Term Borrowings	8,644	14,114
Federal Home Loan Bank Advances and Long-Term Debt	73,500	58,500
Other Liabilities	7,994	8,674
Liabilities Related to Discontinued Operations	50,412	47,793

Total Liabilities	1,147,798	1,069,039

SHAREHOLDERS’ EQUITY
Preferred Stock - No Par Value, 500 Shares Authorized, 0 outstanding
Common Stock Par Value $0.01 Shares Authorized 20,000 Shares Issued 2005-11,330; 2004-11,277	113	113
Additional Paid in Capital	78,703	77,829
Accumulated Other Comprehensive Income (Loss), Net	(1,026)	501
Deferred Compensation Payable in Common Stock	973	864
Retained Earnings	47,588	46,148
Unearned Compensation	(479)	0
Less: Treasury Stock of 256 Shares in 2005 and 2004, at Cost	(2,408)	(2,408)
Common Stock held in Grantor Trust, 54 shares in 2005 and 49 shares in 2004	(973)	(864)

Total Shareholders’ Equity	122,491	122,183

Total Liabilities and Shareholders’ Equity	$1,270,289	$1,191,222

(See accompanying notes to unaudited consolidated condensed financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2005	2004
Interest Revenue:
Loans	$14,161	$9,926
Investment Securities Available for Sale: Taxable	922	1,038
Non-Taxable	520	686
Other	57	31

Total Interest Revenue	15,660	11,681

Interest Expense:
Deposits	3,316	2,344
Short-Term Borrowings	77	45
FHLB Advances and Long-Term Debt	572	373

Total Interest Expense	3,965	2,762

Net Interest Revenue	11,695	8,919
Provision for Loan Losses	1,210	368

Net Interest Revenue After Provision For Loan Losses	10,485	8,551

Non-Interest Revenue:
Service Charges on Deposit Accounts	1,035	1,082
Trust Income	415	453
Securities Gains, Net	70	162
Other Income	930	793

Total Non-Interest Revenue	2,450	2,490

Non-Interest Expense:
Salaries	3,274	3,137
Pensions and Employee Benefits	1,508	1,277
Net Occupancy Expense	670	589
Furniture and Equipment Expense	710	621
Intangible Amortization	187	187
Other Expense	2,571	2,044

Total Non-Interest Expense	8,920	7,855

Income from Continuing Operations before Income Taxes	4,015	3,186
Income Tax Expense	1,295	841

Income from Continuing Operations	2,720	2,345

Income from Discontinued Operations before Income Taxes	251	356
Income Tax Expense	93	246

Income from Discontinued Operations	158	110

Net Income	$2,878	$2,455

Basic Earnings Per Share from Continuing Operations	$0.25	$0.21

Diluted Earnings Per Share from Continuing Operations	$0.25	$0.21

Basic Earnings Per Share from Discontinued Operations	$0.01	$0.01

Diluted Earnings Per Share from Discontinued Operations	$0.01	$0.01

Basic Earnings Per Share	$0.26	$0.22

Diluted Earnings Per Share	$0.26	$0.22

Weighted Average Shares Outstanding - Basic	11,056	10,964
Weighted Average Shares Outstanding - Diluted	11,165	11,048

(See accompanying notes to unaudited consolidated condensed financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

For the Three Months Ended March 31, 2005 and 2004

(Dollars and shares in thousands, except per share amounts)

	Common Stock Shares Issued	Common Stock Amount	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss), Net	Deferred/ Unearned Compensation Payable in Common Stock	Retained Earnings	Treasury Stock	Common Stock Held in Grantor Trust	Total
Balance, January 1, 2005	11,277	113	$77,829	$501	$864	$46,148	$(2,408)	$(864)	$122,183
Comprehensive income:
Net income						2,878			2,878
Net change in fair value of securities available for sale, net of taxes				(1,527)					(1,527)

Total comprehensive income									1,351
Dividends declared ($.13 per share)						(1,438)			(1,438)
Purchase of deferred compensation treasury shares					120			(120)	0
Deferred compensation paid in common stock held in grantor trust					(11)			11	0
Shares issued to dividend reinvestment plan	3		58						58
Common stock issued	8		158						158
Restricted stock issued	26		513		(479)				34
Common stock options exercised	16		145						145

Balance, March 31, 2005	11,330	113	$78,703	$(1,026)	$494	$47,588	$(2,408)	$(973)	$122,491

Balance, January 1, 2004	11,186	112	$76,833	$1,569	$955	$40,560	$(2,408)	$(955)	$116,666
Comprehensive income:
Net income						2,455			2,455
Net change in fair value of securities available for sale, net of taxes				1,206					1,206

Total comprehensive income									3,661
Dividends declared ($.13 per share)						(1,426)			(1,426)
Common stock options exercised	38		328						328

Balance, March 31, 2004	11,224	112	$77,161	$2,775	$955	$41,589	$(2,408)	$(955)	$119,229

(See accompanying notes to unaudited consolidated condensed financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Dollars in thousands)	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations	$2,720	$2,345
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	947	1,002
Provision for loan losses	1,210	368
Securities gains, net	(70)	(162)
Loss on sales of other real estate owned	10	0
Stock compensation	158	0
Amortization of compensation element of restricted stock	34	0
Increase in cash surrender value of life insurance	(58)	(24)
Changes in operating assets and liabilities:
Decrease in accrued income receivable	93	239
(Increase) Decrease in other assets	(463)	807
(Decrease) Increase in other liabilities	(10)	1,037

Net cash provided by operating activities from continuing operations	4,571	5,612

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in interest bearing deposits	414	121
Net increase in loans	(29,886)	(21,097)
Proceeds from the sale of other real estate owned	453	26
Purchases of premises and equipment, net	(1,853)	(2,215)
Proceeds from sale of investment securities available for sale	1,144	10,708
Proceeds from maturities of investment securities available for sale	4,367	8,052
Purchases of investment securities available for sale	(1,792)	(15,615)
Payment to shareholders of acquired company	0	(38,422)

Net cash used in investing activities from continuing operations	(27,153)	(58,442)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	67,290	26,826
Net decrease in short-term borrowings	(5,470)	(11,048)
Proceeds from FHLB advances and long-term debt	15,000	10,000
Proceeds from exercise of common stock options	145	328
Dividends paid	(1,380)	(1,426)

Net cash provided by financing activities from continuing operations	75,585	24,680

NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	191	(108)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	53,194	(28,258)
Cash and cash equivalents at beginning of period	45,320	69,365

Cash and cash equivalents at end of period	$98,514	$41,107

Supplemental disclosures of cash flow information:
Interest paid	$3,608	$2,689
Income taxes paid, net of refund	550	638
Loans transferred to other real estate owned	30	15

(See accompanying notes to unaudited consolidated condensed financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2005 AND 2004

Note A: General Information

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The information furnished reflects all adjustments and consolidating entries, consisting of normal and recurring accruals, which in the opinion of management are necessary for a fair presentation of the results of the interim periods. Results for interim periods may not necessarily be indicative of results to be expected for the year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s report on Form 10-K for the year ended December 31, 2004.

Certain reclassifications of 2004 balances have been made to conform with classifications used in 2005.

On October 15, 2004, BancTrust sold all the stock of the Wewahitchka Bank for $7.5 million. The operations of the Wewahitchka Bank have been accounted for as discontinued operations for all periods presented in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

On April 7, 2005, BancTrust announced that it had reached an agreement to sell all of the stock of Sweet Water State Bank. The operations of Sweet Water State Bank are included in discontinued operations as required by SFAS 144. Sweet Water State Bank met the requirements to be classified as discontinued operations as of June 20, 2005. The Company completed the sale of Sweet Water State Bank on August 1, 2005.

Note B: Stock-Based Compensation

The Company utilizes the intrinsic value method of accounting for stock option grants. The option exercise prices of all options issued to date were equal to the estimated fair value of the underlying stock at the date of grant, and no compensation cost has been recognized.

In January of 2005, BancTrust issued to its directors 8 thousand shares of the Company’s common stock and recognized a pre-tax charge of $158 thousand related to these shares. Also in January of 2005, BancTrust issued 26 thousand restricted shares of its common stock under the Plan. The expense for these shares will be recognized over the required service period of 3 years. The resulting pre-tax charge for the first quarter of 2005 was approximately $34 thousand. The unearned portion of these shares is presented as a separate line item on BancTrust’s Statement of Condition.

Had compensation costs for the Plan been determined consistent with SFAS No. 123 “Share-Based Payment,” the Company’s pro forma net income and earnings per share for the three month periods ended March 31, 2005 and 2004 is reflected in the following table (in thousands, except per share amounts):

	Three Months Ended
	March 31,2005	March 31,2004
Net income as reported	$2,878	$2,455
Add: Stock based compensation expense included in reported net income, net of tax	21
Less: Stock based compensation expense determined under the fair value method, net of tax	21	8

Pro forma net income	$2,878	$2,447

Earnings per share:
As reported
Basic	$.26	$.22
Diluted	.26	.22
Pro forma
Basic	$.26	$.22
Diluted	.26	.22

Note C: Recent Accounting Pronouncements

In October 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-03, which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (“accretable yield”) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (“nonaccretable difference”) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally would be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected would be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP on January 1, 2005 did not have a material impact on the Company’s financial position or results of operations.

In March 2004, the Emerging Issues Task Force (the “Task Force”) reached a consensus on Issue 03-01, “Meaning of Other Than Temporary Impairment” (Issue 03-01). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments. The basic model developed by the Task Force in evaluating whether an investment within the scope of Issue 03-01 is other-than-temporarily impaired is as follows: Step 1: determine whether the investment is impaired. An investment is impaired if its fair value is less than its cost. Step 2: evaluate whether the impairment is other-than-temporary; and Step 3: if the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value. In September 2004, the Financial Accounting Standards Board or FASB approved a Staff Position to delay the requirement to record impairment losses under Issue 03-01 and is expected to end when new guidance is issued and comes into effect. The Staff Position did not affect the disclosure requirements of Issue 03-01. The Company will continue to monitor changes to Issue 03-01, but does not expect it, or the related Staff Position to have a material impact on the Company’s financial position or results of operations.

On December 16, 2004, the FASB published SFAS No. 123(R), “Share-Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. It will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after January 1, 2006. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. In addition to the accounting standard that sets forth the financial reporting objectives and related accounting principles, SFAS No. 123(R) includes an appendix of implementation guidance that provides expanded guidance on measuring the fair value of share-based payment awards. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. The Company will adopt SFAS No.123(R) as prescribed. The effect of this statement on the consolidated financial statements is not expected to be material.

Note D: Retirement Plans

Pension Benefits

	Three Months Ended March 31,
	2005	2004
Service cost	$151	$137
Interest cost	159	147
Expected return on plan assets	(150)	(125)
Amortization of prior service cost	2	2
Amortization of the net loss	37	35

Net periodic benefit costs	$199	$196

BancTrust previously disclosed in its 10-K for the year ended December 31, 2004, and presently anticipates, that it will contribute $841 thousand to its pension plan in 2005, none of which was contributed in the first quarter of 2005.

Note E: Change in Allowance for Losses on Loans

The changes in the allowance for losses on loans from continuing operations for the three month periods ended March 31, 2005 and 2004 are summarized as follows (in thousands):

	Three Months Ended
	March 31, 2005	March 31, 2004
Balance at beginning of period	$9,608	$7,787
Provision charged to operating expense	1,210	368
Loans charged off	(381)	(147)
Recoveries	136	86

Balance at end of period	$10,573	$8,094

The changes in the allowance for losses on loans for the Sweet Water State Bank for the three month periods ended March 31, 2005 and 2004 are summarized as follows (in thousands):

	Three Months Ended
	March 31, 2005	March 31, 2004
Balance at beginning of period	$636	$555
Provision charged to operating expense	0	30
Loans charged off	(29)	(6)
Recoveries	20	6

Balance at end of period	$627	$585

Note F: Earnings Per Share

Basic earnings per share for the three month periods ended March 31, 2005 and 2004 were computed by dividing net income by the weighted average number of shares of common stock outstanding, which consists of issued shares less treasury stock.

Diluted earnings per share for the three month periods ended March 31, 2005 and 2004 were computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive effect of the shares awarded under the Company’s stock compensation plans, based on the treasury stock method using an average fair market value of the stock during the respective periods.

The following tables represent the earnings per share calculations for the three month periods ended March 31, 2005 and 2004 (in thousands, except per share amounts):

Three Months Ended March 31, 2005	Income	Weighted Average Shares	Earnings per share
Basic earnings per share:
Income from Continuing Operations	$2,720	11,056	$0.25
Income from Discontinued Operations	158	11,056	0.01

Net Income	$2,878	11,056	$0.26

Dilutive securities:
Stock option plan shares		109

Diluted earnings per share (1):
Income from Continuing Operations	$2,720	11,165	$0.25
Income from Discontinued Operations	158	11,165	0.01

Net Income	$2,878	11,165	$0.26

Three Months Ended March 31, 2004	Income	Weighted Average Shares	Earnings per share
Basic earnings per share:
Income from Continuing Operations	$2,345	10,964	$0.21
Income from Discontinued Operations	110	10,964	0.01

Net Income	$2,455	10,964	$0.22

Dilutive securities:
Stock option plan shares		84

Diluted earnings per share (1):
Income from Continuing Operations	$2,345	11,048	$0.21
Income from Discontinued Operations	110	11,048	0.01

Net Income	$2,455	11,048	$0.22

(1)	The Company excluded from the calculation of diluted earnings per share 5 thousand shares for the quarter ended March 31, 2005 and 55 thousand shares for the quarter ended March 31, 2004, which shares were subject to options issued with exercise prices in excess of the average market value per share.

Note G: Securities; Comprehensive Income

The Company has classified all of its securities as available for sale in accordance with SFAS No. 115. Pursuant to SFAS No. 115, any unrealized gain or loss activity of available for sale securities is to be recorded as an adjustment to a separate component of shareholders’ equity, net of income tax. For the three-month period ended March 31, 2005, the net unrealized gain on these securities decreased by $2.4 million. For the three-month period ended March 31, 2004, the net unrealized gain on these securities increased by $2.1 million. The change in unrealized gain (loss) serves to increase or decrease comprehensive income. Accordingly, for the three month periods ended March 31, 2005 and 2004, the Company recognized, net of related income taxes, a decrease of $1.5 million and an increase of $1.2 million, respectively, in the accumulated other comprehensive income (loss) component of equity.

The following table shows comprehensive income for the three month periods ended March 31, 2005 and 2004 (in thousands):

	March 31, 2005	March 31, 2004
Net Income	$2,878	$2,455
Net change in fair value of securities available for sale, net of tax of $890 and $(784), respectively	(1,483)	1,307
Less reclassification adjustments for gains included in net income, net of tax of $26 and $61, respectively	(44)	(101)

Comprehensive income	$1,351	$3,661

Note H: Market Risk

There have been no material changes in reported market risk since December 31, 2004.

Note I: Segment Reporting

Under SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” certain information is disclosed for the reportable operating segments of the Company. The reportable segments were determined using the internal management reporting system. They are composed of the Company’s significant subsidiaries. The accounting policies for each segment are the same as those used by the Company. The segment results include certain overhead allocations and intercompany transactions that were recorded at current market prices. All intercompany transactions have been eliminated to determine the consolidated balances. In 2004 the Company merged its Monroeville Bank and its Demopolis Bank into the Mobile Bank. All prior segment information has been restated to reflect these mergers. The column “other” includes BancTrust and BancTrust Company. See Note K for information for the Wewahitchka Bank and the Sweet Water State Bank.

The results for the reportable segments of the Company are included in the following tables (in thousands):

Three Months Ended March 31, 2005	Mobile Bank	Eufaula Bank	Santa Rosa Beach Bank	Other	Eliminations	Consolidated
Total interest revenue	$8,376	$2,789	$4,496	$10	$(11)	$15,660
Total interest expense	1,840	762	1,035	339	(11)	3,965

Net interest revenue	6,536	2,027	3,461	(329)	0	11,695
Provision for loan losses	801	149	260	0	0	1,210

Net interest revenue after provision	5,735	1,878	3,201	(329)	0	10,485

Total noninterest revenue	1,076	542	414	418	0	2,450
Total noninterest expense	4,171	1,544	1,881	1,324	0	8,920

Income from continuing operations before taxes	2,640	876	1,734	(1,235)	0	4,015
Provision for income taxes	859	273	620	(457)	0	1,295

Income from continuing operations	$1,781	$603	$1,114	$(778)	$0	$2,720

Other significant items:
Total assets(1)	$658,039	$217,310	$339,035	$153,543	$(152,695)	$1,270,289
Total investment securities	105,899	19,101	11,823	1,311	0	138,134
Total loans, net of unearned income	461,542	159,383	270,953	0	0	891,878
Investment in subsidiaries	318	379	0	149,998	(150,695)	0
Total interest revenue from external customers	8,366	2,789	4,495	10	0	15,660
Total interest revenue from affiliates	10	0	1	0	(11)	0

(1)	Total consolidated assets includes assets of the Sweet Water State Bank of $55,057. See Note K.

Three Months Ended March 31, 2004	Mobile Bank	Eufaula Bank	Santa Rosa Beach Bank	Other	Eliminations	Consolidated
Total interest revenue	$6,973	$2,097	$2,606	$14	$(9)	$11,681
Total interest expense	1,439	442	644	246	(9)	2,762

Net interest revenue	5,534	1,655	1,962	(232)	0	8,919
Provision for loan losses	221	46	101	0	0	368

Net interest revenue after provision	5,313	1,609	1,861	(232)	0	8,551

Total noninterest revenue	1,141	512	369	468	0	2,490
Total noninterest expense	3,860	1,516	1,550	929	0	7,855

Income from continuing operations before taxes	2,594	605	680	(693)	0	3,186
Provision for income taxes	767	202	253	(381)	0	841

Income from continuing operations	$1,827	$403	$427	$(312)	$0	$2,345

Other significant items:
Total assets(1)	$576,843	$191,297	$199,525	$147,218	$(143,054)	$1,075,647
Total investment securities	142,651	20,852	12,629	1,113	0	177,245
Total loans, net of unearned income	387,810	134,916	145,705	0	0	668,431
Investment in subsidiaries	209	353	0	141,250	(141,812)	0
Total interest revenue from external customers	6,972	2,097	2,598	14	0	11,681
Total interest revenue from affiliates	1	0	8	0	(9)	0

(1)	Total consolidated assets includes assets of the Sweet Water State Bank of $55,586 and assets of the Wewahitchka Bank of $48,232. See Note K.

Note J: Commitments

The Company, as part of its ongoing business operations, issues financial guarantees in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by the Company generally to guarantee the performance of a customer to a third party. A financial standby letter of credit is a commitment by the Company to guarantee a customer’s repayment of an outstanding loan or financial obligation. In a performance standby letter of credit, the Company guarantees a customer’s performance under a contractual non-financial obligation for which it receives a fee. The Company has recourse against the customer for any amount it is required to pay to a third party under a standby letter of credit. Revenues are recognized over the life of the standby letter of credit. At March 31, 2005, the Company had standby letters of credit outstanding with maturities ranging from less than one year to over five years. The maximum potential amount of future payments the Company could be required to make under its standby letters of credit at March 31, 2005 was $30.8 million, and that sum represents the Company’s maximum credit risk. At March 31, 2005, the Company had $308 thousand of liabilities associated with standby letter of credit agreements.

Note K: Sales of Subsidiaries and Discontinued Operations

On October 15, 2004, BancTrust sold all of the stock of the Wewahitchka Bank for $7.5 million. The business related to the Wewahitchka Bank is accounted for as discontinued operations and, therefore, the results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented in this report. The results of the Wewahitchka Bank are presented as discontinued in a separate category on the income statement following results from continuing operations.

On August 1, 2005, BancTrust Financial Group, Inc. sold all of the shares of common stock of Sweet Water State Bank to Tombigbee Bancshares, Inc. Tombigbee Bancshares, Inc. is a new corporation formed by certain directors and management of Sweet Water State Bank for the purpose of purchasing Sweet Water State Bank from BancTrust. Tombigbee paid BancTrust $7 million for all of the issued and outstanding shares of Sweet Water State Bank common stock, $500 thousand of which was paid as a dividend to BancTrust and the balance of which was paid by Tombigbee Bancshares, Inc. at closing.

The business related to the Sweet Water State Bank is accounted for as discontinued operations and therefore, the results of operations and cash flows have been removed from the Company’s results of continuing operations for all periods presented in this report. The results of the Sweet Water State Bank are presented as discontinued in a separate category on the income statement following results from continuing operations.

The assets and liabilities of the Sweet Water State Bank are stated separately as discontinued operations as of March 31, 2005 and December 31, 2004 on the Consolidated Condensed Statements of Condition. The major asset and liability categories of the Sweet Water State Bank are as follows (in thousands):

	March 31, 2005	December 31, 2004
ASSETS
Cash and Cash Equivalents	$11,382	$2,238
Securities Available for Sale	7,638	7,495
Loans, Net	34,138	40,848
Other Assets	1,899	1,890

Assets Related to Discontinued Operations	$55,057	$52,471

LIABILITIES
Non-interest Bearing Demand Deposits	$8,528	$8,394
Interest Bearing Demand Deposits	11,183	8,707
Savings Deposits	5,310	4,987
Large Denomination Time Deposits (of $100 or more)	10,681	10,798
Other Time Deposits	14,381	14,060

Total Deposits	50,083	46,946
Short-Term Borrowings	0	654
Other Liabilities	329	193

Liabilities Related to Discontinued Operations	$50,412	$47,793

The results for discontinued operations for the three month periods ended March 31, 2005 and 2004 are presented in the following table.

	Three Months Ended March 31,
	2005	2004
Total interest revenue	$777	$1,323
Total interest expense	156	283

Net interest revenue	621	1,040
Provision for loan losses	0	30

Net interest revenue after provision	621	1,010

Total noninterest revenue	125	206
Total noninterest expense	495	860

Income before taxes	251	356
Provision for income taxes	93	246

Net income	$158	$110

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

Presented below is an analysis of the consolidated financial condition and results of operations of BancTrust Financial Group, Inc., a multi-bank holding company (the “Company”), and its wholly owned subsidiaries, BankTrust, BankTrust of Alabama, BankTrust (Florida), and BancTrust Company, Inc. This analysis focuses upon significant changes in financial condition between December 31, 2004 and March 31, 2005, and significant changes for the three month periods ended March 31, 2005 and 2004.

Forward-Looking Statements

This report on Form 10-Q contains certain forward looking statements with respect to critical accounting policies, financial condition, liquidity, non-performing assets, results of operations and other matters. Forward looking statements may be found in the Notes to Unaudited Consolidated Condensed Financial Statements and in the following discussion. These statements can generally be identified by the use of words like “expect,” “may,” “could,” “should,” “intend,” “plan,” “project,” “estimate” or “anticipate.” The Company cautions readers that forward looking statements are subject to risks and uncertainties that can cause actual results to differ materially from those indicated by the forward looking statements. Factors that may cause actual results to differ materially from those contemplated include, among others:

•	Interest rate fluctuations;

•	Changes in economic conditions;

•	Success of the Company’s marketing efforts;

•	Acquisitions and the integration of acquired businesses;

•	Competition;

•	Changes in technology;

•	Changes in law;

•	Changes in fiscal, monetary, regulatory and tax policy;

•	Customers’ financial failures;

•	Fluctuations in stock and bond markets;

•	The discretion of applicable regulatory authorities;

•	Changes in political conditions;

•	War and terrorist acts;

•	Inflation; and

•	Other risks and uncertainties listed from time to time in the Company’s public announcements and in its filings with the SEC.

Recent Developments

On October 15, 2004, BancTrust sold all of the stock of the Wewahitchka Bank for $7.5 million. The business related to the Wewahitchka Bank is accounted for as discontinued operations, and, therefore, the results of operations and cash flows have been removed from the Company’s results of continuing operations for 2004. The results of the Wewahitchka Bank in 2004 are presented as discontinued in a separate category on the income statement following results from continuing operations.

On May 1, 2004, BancTrust merged its Mobile and Monroeville Banks, and on August 1, 2004, BancTrust merged its Mobile and Demopolis Banks. The Mobile Bank is the surviving bank. It remains headquartered in Mobile and continues to operate under the name BankTrust.

On August 1, 2005, BancTrust Financial Group, Inc. sold all of the shares of common stock of Sweet Water State Bank to Tombigbee Bancshares, Inc. Tombigbee Bancshares, Inc. is a new corporation formed by certain directors and management of Sweet Water State Bank for the purpose of purchasing Sweet Water State Bank from BancTrust. Tombigbee paid BancTrust $7 million for all of the issued and outstanding shares of Sweet Water State Bank common stock, $500 thousand of which was paid as a dividend to BancTrust and the balance of which was paid by Tombigbee Bancshares, Inc. at closing.

Recent Accounting Pronouncements

In October 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-03, which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. This SOP limits the yield that may be accreted (“accretable yield”) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (“nonaccretable difference”) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally would be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected would be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP on January 1, 2005 did not have a material impact on the Company’s financial position or results of operations.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-01, “Meaning of Other Than Temporary Impairment” (Issue 03-01). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments. In the second quarter of 2004 FSP EITF Issue 03-1-1 was issued, delaying the effective date for the measurement and recognition guidance in paragraphs 10 - 20 of Issue 03-01. The disclosure requirements continue to be effective. The Company will continue to monitor changes to Issue 03-01, but does not expect it, or the related Staff Position to have a material impact on the Company’s financial position or results of operations.

On December 16, 2004, the FASB published SFAS No. 123(R), “Share-Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. It will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after January 1, 2006. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. In addition to the accounting standard that sets forth the financial reporting objectives and related accounting principles, SFAS No. 123(R) includes an appendix of implementation guidance that provides expanded guidance on measuring the fair value of share-based payment awards. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. The Company will adopt SFAS No.123(R) as prescribed. The effect of this statement on the consolidated financial statements is not expected to be material.

Critical Accounting Policies

Basis of Financial Statement Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and with general practices within the banking industry. In preparing the consolidated financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

In connection with the determination of the allowance for loan losses and real estate owned, Management obtains independent appraisals for significant properties. A substantial portion of the Company’s loans are secured by real estate in South Alabama and Northwest Florida. In addition, the real estate owned by the Company is located in this same area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of real estate owned are susceptible to changes in market conditions in this area. Management believes that the allowances for losses on loans and real estate owned are adequate. While Management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans and real estate owned. Such agencies may require the Company to make changes to the allowances based on their judgment about information available to them at the time of their examination.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by Management to be sufficient to absorb losses inherent in the loan portfolio. BancTrust’s determination of its allowance for loan losses is made in accordance with Statement of Financial Accounting Standards Nos. 114 and 5. The amount of the allowance for loan losses and the amount of the provision charged to expense is based on periodic reviews of the portfolio, past loan loss experience, current economic conditions and such other factors which, in Management’s judgment, deserve current recognition in estimating loan losses.

A regular, formal and ongoing loan review is conducted to identify loans with unusual risks or loss. Management uses the loan review process to stratify the loan portfolio into risk grades. For higher-risk graded loans in the portfolio the Banks determine estimated amounts of loss based on several factors, including historical loss experience, management’s judgement of economic conditions and the resulting impact on higher-risk graded loans, the financial capacity of the borrower, secondary sources of repayment including collateral and regulatory guidelines. This determination also considers the balance of impaired loans (which are generally considered to be non-performing loans). Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans’ estimated cash flows at each loan’s effective interest rate, the fair value of the collateral, or the loans’ observable market price. Recovery of the carrying value of loans is dependent to a great extent on economic, operating and other conditions that may be beyond the Company’s control.

In addition to evaluating probable losses on individual loans, Management also determines probable losses for all other loans in the portfolio. The amount of the allowance for loan losses related to all other loans in the portfolio is determined based on historical and current loss experience, portfolio mix by loan type and by collateral type, current economic conditions, the level and trend of loan quality ratios, and such other factors which, in Management’s judgment, deserve current recognition in estimating inherent loan losses. The methodology and assumptions used to calculate the allowance are continually reviewed as to their appropriateness given the most recent losses realized and other factors that influence the estimation process. The model assumptions and resulting allowance level are adjusted accordingly as these factors change.

Other Real Estate Owned

Other real estate owned is carried at the lower of the recorded investment in the loan or fair value, less costs to dispose. Any excess of the recorded investment over estimated fair value, less costs to dispose, is charged to the allowance for loan losses at the time of foreclosure. A provision is charged to earnings and a related valuation account for subsequent losses on other real estate owned is established when, in the opinion of Management, such losses have occurred. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors, all of which are beyond the Company’s control. The recognition of sales and related gains and losses are dependent upon whether the nature and term of the sales, including possible future involvement of the Company, if any, meet certain defined requirements. If these requirements are not met, sale and gain recognition would be deferred.

Financial Condition

Assets

Total assets at March 31, 2005 were $1.270 billion, an increase of $79.1 million, or 6.6 percent, from $1.191 billion at December 31, 2004. During the first three months of 2005, loans increased $29.7 million, or 3.4 percent, cash and cash equivalents increased $53.2 million, or 117.4 percent, and short-term borrowings decreased $5.5 million, or 38.8 percent. These uses of funds during the first three months of 2005 were funded in part by an increase in deposits of $67.3 million, or 7.2 percent, a decrease in investment securities available for sale of $6.0 million, or 4.1 percent, and an increase in long-term debt of $15.0 million, or 25.6 percent.

Loans

Total loans, net of unearned income, increased from $862.2 million at December 31, 2004 to $891.9 million at March 31, 2005, an increase of $29.7 million, or 3.4 percent. Most of the increase in loan volume has occurred in metropolitan Montgomery and in the coastal counties of Alabama and Florida, where loan demand has been high.

Deposits

Total deposits increased from $940.0 million at December 31, 2004 to $1.007 billion at March 31, 2005, an increase of $67.3 million, or 7.2 percent. Non-interest bearing demand deposits increased $49.4 million, or 27.7 percent and this increase includes approximately $17.0 million of short-term commercial deposits. Interest bearing demand deposits increased $12.1 million, or 5.1 percent. Other time deposits, consisting of certificates of deposit, increased $5.6 million, or 3.0 percent, while large denomination time deposits increased $2.8 million, or 1.3 percent. The Company generally offers rates on large denomination time deposits that are consistent with rates it offers on time deposits under $100 thousand. However, the Company has issued brokered certificates of deposits in the amount of $33.8 million. Core deposits, considered to be total deposits less time deposits of $100 thousand or more, increased by $64.5 million, or 8.8 percent. Deposit growth has been the strongest in coastal Alabama, Florida and Montgomery.

Long-term Debt

As of March 31, 2005, long-term debt consists of advances from the Federal Home Loan Bank of $45.5 million, a holding company bank loan of $10 million and a payable to a business trust of $18 million. The business trust was created by the Company to issue trust preferred securities to finance a portion of the CommerceSouth merger.

Capital Resources

The Company’s equity as a percentage of total assets at March 31, 2005 was 9.64 percent, compared to 10.26 percent at December 31, 2004. This decrease resulted primarily from the growth in assets of $79.1 million. The primary capital ratio (defined as the sum of common and preferred stock, capital surplus, retained earnings, allowance for loan losses and contingency and capital reserves divided by total assets) was 10.56 percent at March 31, 2005 compared to 11.02 percent at year-end 2004.

The Company and its subsidiary banks are required by the various depository institutions’ regulatory agencies to maintain certain capital-to-asset ratios. Risk-based capital guidelines consider risk factors associated with various components of assets, both on and off the Statement of Condition. Under these guidelines capital is measured in two tiers. These capital tiers are used in conjunction with “risk-weighted” assets in determining “risk-weighted” capital ratios. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. The Company’s Tier I capital, which is shareholders’ equity plus debt related to issuance of trust preferred securities less goodwill and accumulated other comprehensive income, was $92.8 million at December 31, 2004 and $94.8 million at March 31, 2005. The Company’s Tier II capital is the allowable portion of the allowance for loan losses. Total capital, which is Tier I capital plus Tier II capital, was $102.9 million at December 31, 2004 and $105.9 million at March 31, 2005. The Tier I and Total capital ratios, expressed as a percentage of total risk-weighted assets, were 9.46 percent and 10.49 percent, respectively, at December 31, 2004, and 9.38 percent and 10.47 percent, respectively, at March 31, 2005. Both the December 2004 and the March 2005 ratios exceed the minimum ratios of four percent and eight percent for Tier I and Total capital, respectively.

We closely monitor the adequacy of regulatory capital and strive to maintain capital sufficient to support our continued rapid growth, especially in our coastal Florida and Alabama markets and our metropolitan Montgomery markets.

The components of the Company’s risk-based capital calculations for March 31, 2005 are shown below (dollars in thousands):

March 31, 2005
Tier I capital-
Tangible common shareholders’ equity	$76,841
Debt related to issuance of trust preferred securities	18,000

Total Tier I capital	$94,841

Tier II capital-Allowable portion of the allowance for loan losses	11,019

Total capital (Tiers I and II)	$105,860

Risk-weighted assets	$1,011,553
Quarterly average assets	1,176,604
Risk-based capital ratios:
Tier I capital	9.38%
Total capital (Tiers I and II)	10.47%

During the first quarter of 2005 the Company declared a regular quarterly dividend of $0.13 per share, payable April 1, 2005, to shareholders of record March 15, 2005.

Liquidity

Liquidity management involves the ability to meet the day-to-day cash flow requirements of customers, primarily depositors’ withdrawals and borrowers’ requirements for funds. Appropriate liquidity is achieved by carefully monitoring the amount of liquid assets available to meet these needs. Liquid assets (cash and cash items, deposits with other banks, federal funds sold and securities available for sale, excluding pledged securities) totaled $148.6 million at March 31, 2005. These assets represented 11.7 percent of total assets at quarter end as compared to 7.5 percent at December 31, 2004. The net change in cash and cash equivalents for the three month period ended March 31, 2005 was an increase of $53.2 million, or 117.4 percent. Cash includes currency on hand and demand deposits with other financial institutions. Cash equivalents are defined as short-term and highly liquid investments, which are readily convertible to known amounts of cash and so near maturity that there is no significant risk of changes in value because of changes in interest rates. The Company has available, if needed, federal fund lines of credit, Federal Home Loan Bank lines of credit, and an operating line of credit from a correspondent bank.

Management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material adverse effect on the liquidity, capital resources or operations of the Company. Management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

Market Risk Management

Market risk is a risk of loss arising from adverse changes in market prices and rates. The Company’s market risk is composed primarily of interest rate risk created by its lending and deposit taking activities. Management addresses this risk through an active Asset/Liability Management process and through management of maturities and repricing of interest earning assets and interest bearing liabilities. Through March 31, 2005, Management has not utilized derivatives as a part of this process.

Asset Quality Disclosures

Non-performing assets include accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans and other real estate owned. Commercial, business and installment loans are classified as non-accrual by Management upon the earlier of: (i) a determination that collection of interest is doubtful, or (ii) the time at which such loans become 90 days past due, unless collateral or other circumstances reasonably assure full collection of principal and interest.

The following table is a summary of non-performing assets of continuing operations.

(Dollars in Thousands)	March 31, 2005	December 31, 2004
Accruing loans 90 days or more past due	$299	$51
Loans on non-accrual	2,143	1,924
Renegotiated loans	966	972

Total non-performing loans	3,408	2,947
Other real estate owned	241	664

Total non-performing assets	$3,649	$3,611

Accruing loans 90 days or more past due as a percent of loans	0.03%	0.01%
Total non-performing loans as a percent of loans	0.38%	0.34%
Total non-performing assets as a percent of loans and other real estate owned	0.41%	0.42%

The following table is a summary of non-performing assets of discontinued operations.
(Dollars in Thousands)	March 31, 2005	December 31, 2004
Accruing loans 90 days or more past due	$1	$51
Loans on non-accrual	155	272
Renegotiated loans	0	0

Total non-performing loans	156	323
Other real estate owned	0	0

Total non-performing assets	$156	$323

Accruing loans 90 days or more past due as a percent of loans	0.00%	0.12%
Total non-performing loans as a percent of loans	0.45%	0.78%
Total non-performing assets as a percent of loans and other real estate owned	0.45%	0.78%

Accruing loans 90 days or more past due from continuing operations increased from year-end 2004 to March 31, 2005 by $248 thousand, primarily the result of one loan. Loans on non-accrual for the same period increased by $219 thousand.

Not included in the non-performing assets table are loans totaling $4.3 million at March 31, 2005, as to which Management has reservations about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for loan losses and, although they are currently performing, they are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties. Any loans, other than those described earlier in this paragraph, which are classified for regulatory purposes as loss, doubtful, substandard, or special mention, and which are not included as non performing loans, do not (i) represent or result from trends or uncertainties which Management reasonably expects will materially impact future trends or uncertainties which Management reasonably expects will materially impact future operating results, or (ii) represent material credits about which Management is aware of any information which causes Management to have serious doubts as to the ability of such borrower to comply with the loan repayment terms.

The amount of impaired loans determined under SFAS No. 114 has been considered in the summary of non-performing assets above. These credits were considered in determining the adequacy of the allowance for loan losses and are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties.

Results of Operations

The First Quarter

Net Income

The Company recorded income from continuing operations of $2.7 million, or $0.25 per share, during the first quarter of 2005, compared to income from continuing operations in the first quarter of 2004 of $2.3 million, or $0.21 per share. BancTrust recorded income from discontinued operations of $158 thousand, or $0.01 per share, in the first quarter of 2005 compared to income from discontinued operations of $110 thousand, or $.01 per share in the first quarter of 2004. Net interest revenue increased by $2.8 million, or 31.1 percent. This increase is a result of significant increases in loan volume and in the net interest margin. Average interest earning assets increased from $838.7 million for the first three months of 2004 to $1.035 billion in the first three months of 2005, an increase of $196.3 million or 23.4 percent. The net interest margin at BancTrust increased to 4.68 percent for the first three months of 2005 compared to 4.43 percent for the first three months of 2004.

Provision for Loan Losses

BancTrust’s provision for loan losses is a reflection of actual losses experienced during the period and management’s judgement as to the adequacy of the allowance for loan losses (See Allowance for Loan Losses). Net charge-offs from continuing operations in the first three months of 2005 were $245 thousand compared to $61 thousand in the same period of 2004. The provision for loan losses was $1.2 million in first quarter of 2005 compared to $368 thousand for the comparable period in 2004, primarily a response to the growth in loans. The allowance for loan losses as a percentage of loans net of unearned income was 1.19 percent at March 31, 2005 and 1.11 percent at December 31, 2004. The increase in the ratio of the allowance as a percentage of loans is due to the increase in the loan loss reserve of $965 thousand, or 10.0 percent. Classified loans have decreased slightly since December 31, 2004.

The allowance for loan losses represented 3.10 times non-performing loans at March 31, 2005 and 3.26 times non-performing loans at December 31, 2004. Management reviews the adequacy of the allowance for loan losses on a continuous basis by assessing the quality of the loan portfolio, including non-performing loans and classified loans, and adjusting the allowance when appropriate. Management considered the allowance for loan losses adequate at March 31, 2005.

Non-Interest Revenue and Expense

Non-interest revenue was $2.5 million for the first quarter of 2005, relatively unchanged from March 31, 2004. Excluding securities gains, net non-interest revenue increased $52 thousand.

Salary and employee benefit expense increased by $368 thousand, or 8.3 percent, from the first quarter of 2004 to the first quarter of 2005, primarily as a result of normal merit raises and the addition of two branches.

Net occupancy expense was $670 thousand in the first quarter of 2005, an increase of $81 thousand, or 13.8 percent, from the same period of 2004 primarily attributable to the opening of new branches. Furniture and equipment expense increased $89 thousand, with the purchase of new equipment, including new item processing systems, contributing to this increase.

The category other expense was $2.6 million for the quarter ended March 31, 2005 compared to $2.0 million for the quarter ended March 31, 2004, an increase of $527 thousand, or 25.8 percent. Of this increase, $158 thousand is related to the issuance of stock as compensation to the Directors of BancTrust. Other expense includes data processing fees, director fees, FDIC insurance, insurance costs, accounting and legal fees, stationery and supplies, loan collection fees and advertising.

Possible major expenditures over the next twelve months include construction of a new branch facility of the Mobile Bank and construction of a new branch facility of the Santa Rosa Beach Bank.

Income tax expense from continuing operations was $1.3 million for the first quarter of 2005, compared to $841 thousand for the same period in 2004. The effective combined federal and state tax rates for the first quarter of 2005 and 2004 were 32.5 percent and 30.7 percent, respectively. Income tax expense from discontinued operations was $93 thousand for the first quarter of 2005, compared to $246 thousand for the same period in 2004.